Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-249004) on Form S‑8 and registration statement (No. 333-259980) on Form S‑3 of Bentley Systems, Incorporated and subsidiaries of our reports dated March 1, 2022, with respect to the consolidated balance sheets of Bentley Systems, Incorporated and subsidiaries as of December 31, 2021 and 2020, the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10‑K of Bentley Systems, Incorporated.

Our report dated March 1, 2022 refers to a change in accounting principles related to the Company’s adoption of ASC Topic 842, Leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2022